Page 1 of 27


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                                 (RULE 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13D-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(a)




                              HYBRID NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44860K102

--------------------------------------------------------------------------------
                                 (CUSIP Number)


            Carter Sednaoui                  Linda B. Daley, Esq.
             Accel Partners                Gunderson Dettmer Stough
           428 University Ave.        Villeneuve Franklin & Hachigian, LLP
           Palo Alto, CA  94301             155 Constitution Drive
                                           Menlo Park, CA 94025
                                             (650) 321-2400

--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


                                  December 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /x/.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                  SCHEDULE 13D

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel IV, L.P.
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER                  988,712  shares,  except that Accel IV  Associates  L.P.  ("A4A"),  the general partner  of A4,  may be deemed to have sole  power to vote  these  shares,  and
                                      Swartz Family  Partnership L.P. ("SFP"),  James W. Breyer  ("Breyer"),  Luke B.
                                      Evnin  ("Evnin"),   Eugene  D.  Hill,  III  ("Hill"),   Paul  H.   Klingenstein
                                      ("Klingenstein"),   Arthur  C.  Patterson  ("Patterson"),  G.  Carter  Sednaoui
                                      ("Sednaoui") and James R. Swartz  ("Swartz"),  the general partners of A4A, may be deemed to have shared power to vote these shares.
                OF            -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
             REPORTING                988,712  shares,  except that A4A, the general  partner of A4, may be deemed to have sole power to dispose  of these  shares,  and SFP,  Breyer,  Evnin,  Hill,
                                      Klingenstein,  Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           988,712

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.3%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel IV Associates L.P. ("A4A")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    988,712 shares,  all of which are directly owned by Accel IV L.P. ("A4").  A4A, the  general  partner  of A4,  may be deemed to have sole  power to vote  these shares, and Swartz Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                                      Luke B. Evnin  ("Evnin"),  Eugene D. Hill, III ("Hill"),  Paul H.  Klingenstein
                                      ("Klingenstein"),   Arthur  C.  Patterson  ("Patterson"),  G.  Carter  Sednaoui
                                      ("Sednaoui") and James R. Swartz  ("Swartz"),  the general partners of A4A, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 988,712 shares, all of which are directly owned by A4. A4A, the general partner of A4, and SFP, the general partner of A4A, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson,
                                      Sednaoui and Swartz,  the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           988,712

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.3%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 4 of 27

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Keiretsu L.P. ("AK")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    20,511  shares,  except that Accel  Partners & Co. Inc.  ("AP&C"),  the general partner of AK, may be deemed to have sole power to vote these shares, and James
                                      W. Breyer  ("Breyer"),  Luke B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"),
                                      Arthur C. Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui ") and James
                                      R. Swartz ("Swartz"),  the officers of AP&C, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 20,511 shares,  except that AP&C,  the general  partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson,
                                      Sednaoui and Swartz,  the officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,511

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 5 of 27

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Partners & Co. Inc. ("AP&C")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    20,511 shares,  all of which are directly owned by Accel Keiretsu L.P.  ("AK").
                                      AP&C, the general partner of AK, may be deemed to have sole power to vote these shares,  and James W. Breyer  ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D.
                                      Hill,  III ("Hill"),  Arthur C.  Patterson  ("Patterson"),  G. Carter  Sednaoui
                                      ("Sednaoui  ") and James R. Swartz  ("Swartz"),  the  officers of AP&C,  may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 20,511 shares, all of which are directly owned by AK. AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer,
                                      Evnin,  Hill,  Patterson,  Sednaoui and Swartz,  the  officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,511

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Investors '95 L.P.

---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    46,416 share , except that James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"),
                                      Eugene D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"),  Arthur C.
                                      Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui ") and James R. Swartz
                                      ("Swartz"), the general partners of AI95, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 46,416  shares,  except that  Breyer,  Evnin,  Hill,  Klingenstein,  Patterson,
                                      Sednaoui and Swartz, the general partners of AI95, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           46,416

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 7 of 27

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Swartz Family Partnership L.P. ("SFP")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    2,585,203  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      1,277,193 are directly owned by Accel VII L.P.  ("A7") and 319,298 are directly owned by Accel  Internet Fund III L.P.  ("AIF3").  SFP is a general  partner of
                                      Accel IV  Associates  L.L.C.  ("A4A"),  the  general  partner of A4, a managing member of Accel VII Associates  L.P.  ("A7A"),  the general partner of A7 and a managing  member of Accel  Internet Fund III  Associates  L.P.  ("AIF3A"),  the
                                      general  partner of AIF3 and may be deemed to have  shared  power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   0 Shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 2,585,203  shares,  of which  988,712 are directly  owned by A4,  1,277,193 are directly  owned by A7 and 319,298 are directly  owned by AIF3. SFP is a general partner  of A4A,  the  general  partner of A4, a  managing  member of A7A,  the general  partner of A7 and a managing  member of AIF3A,  the general partner of
                                      AIF3 and may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      0 Shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,585,203

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           24.2%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 8 of 27

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel VII L.P. ("A7")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    1,277,193 shares,  except that Accel VII Associates L.L.C. ("A7A"), the general partner of A7, may be deemed to have sole power to vote these  shares,  and ACP
                                      Family  Partnership L.P.  ("ACPFP"),  Swartz Family  Partnership L.P.  ("SFP"),
                                      James W. Breyer ("Breyer"),  G. Carter Sednaoui  ("Sednaoui"),  James R. Swartz
                                      ("Swartz"),  Arthur C. Patterson and J. Peter Wagner  ("Wagner"),  the managing members of A7A, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 1,277,193 shares,  except that A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Sednaoui,
                                      Swartz and Wagner,  the  managing  members of A7A, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,277,193

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           12.0%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 9 of 27

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel VII Associates L.P. ("A7A")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    1,277,193  shares,  all of wich are  directly  owned by Accel VII L.P.  ("A7").
                                      Accel VII Associates L.L.C.  ("A7A"),  the general partner of A7, may be deemed to have sole  power to vote  these  shares,  and ACP  Family  Partnership  L.P.
                                      ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                                      G.  Carter  Sednaoui  ("Sednaoui"),  James  R.  Swartz  ("Swartz"),  Arthur  C.
                                      Patterson ("Patterson") and J. Peter Wagner ("Wagner"), the managing members of
                                      A7A, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 1,277,193  shares,  all of which are  directly  owned by A7.  A7A,  the general partner of A7, may be deemed to have sole power to dispose of these shares, and
                                      ACPFP, SFP, Breyer,  Sednaoui,  Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,277,193

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           12.0%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Internet Fund III L.P. ("AIF3")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    319,298  shares,   except  that  Accel  Internet  Fund  III  Associates  L.L.C.
                                      ("AIF3A"),  the  general  partner of AIF3,  may be deemed to have sole power to vote these shares,  and ACP Family  Partnership L.P.  ("ACPFP"),  Swartz Family
                                      Partnership  L.P.  ("SFP"),  James W. Breyer  ("Breyer"),  Arthur C.  Patterson
                                      ("Patterson"), G. Carter Sednaoui ("Sednaoui"),  James R. Swartz ("Swartz") and
                                      J. Peter Wagner  ("Wagner"),  the managing  members of AIF3A,  may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 319,298 shares,  except that AIF3A,  the general partner of AIF3, may be deemed to have  sole  power to  dispose  of these  shares,  and  ACPFP,  SFP,  Breyer,
                                      Patterson,  Sednaoui,  Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           319,298

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%.
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Internet Fund III Associates L.P. ("AIF3A")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    319,298  shares,  all of  which  are  owned  by  Accel  Internet  Fund III L.P.
                                      ("AIF3").  AIF3A, the general partner of AIF3, may be deemed to have sole power to vote these shares, and ACP Family Partnership L.P. ("ACPFP"),  Swartz Family
                                      Partnership  L.P.  ("SFP"),  James W. Breyer  ("Breyer"),  Arthur C.  Patterson
                                      ("Patterson"), G. Carter Sednaoui ("Sednaoui"),  James R. Swartz ("Swartz") and
                                      J. Peter Wagner  ("Wagner"),  the managing  members of AIF3A,  may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 319,298 shares,  all of which are owned by AIF3.  AIF3A, the general partner of
                                      AIF3,  may be deemed to have sole power to dispose of these shares,  and ACPFP,
                                      SFP, Breyer,  Patterson,  Sednaoui,  Swartz and Wagner, the managing members of
                                      AIF3, may be deemed to have shared power to dispose of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           319,298

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%.
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Accel Investors `99 L.P. ("AI99")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    157,895  shares,  except  that  Arthur C.  Patterson  ("Patterson"),  G. Carter
                                      Sednaoui  ("Sednaoui  "),  James  R.  Swartz  ("Swartz")  and J.  Peter  Wagner
                                      ("Wagner"), the general partners of AI99, may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   See Response to Row 7.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 157,895 shares, except that Patterson, Sednaoui, Swartz and Wagner, the general partners  of AI99,  may be  deemed to have  shared  power to  dispose  of these shares.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH

                                      See Response to Row 9.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           157,895

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%.
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ACP Family Partnership L.P. ("ACPFLP")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of California

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                     -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   1,596,491  shares,  of which  1,277,193  are  directly  owned by Accel VII L.P.
                                      ("A7") and 319,298 are directly owned by Accel Internet Fund III L.P. ("AIF3").
                                      ACPFLP is a managing member of Accel VII Associates L.P.  ("A7A"),  the general partner of A7, and a managing member of Accel Internet Fund III Associates L.P.
                                      ("AIF3A"),  the general partner of AIF3, and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      1,596,491  shares,  of which  1,277,193  are  directly  owned by Accel VII L.P.
                                      ("A7") and 319,298 are directly owned by Accel Internet Fund III L.P. ("AIF3").
                                      ACPFLP is a managing member of Accel VII Associates L.P.  ("A7A"),  the general partner of A7, and a managing member of Accel Internet Fund III Associates L.P.
                                      ("AIF3A"),  the general partner of AIF3, and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,596,491

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           15.0%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 14 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James W. Breyer ("Breyer")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   2,652,130  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  and 319,298 are directly  owned by Accel Internet Fund
                                      III L.P.  ("AIF3").  Breyer is a general  partner of Accel IV  Associates  L.P.
                                      ("A4A"),  the general  partner of A4, a general  partner of AI95, an officer of
                                      Accel Partners & Co. ("AC&P"),  the general partner of AK, a managing member of
                                      Accel VII Associates L.L.C.  ("A7A"), the general partner of A7, and a managing member of Accel  Internet Fund III  Associates  L.L.C.  ("AIF3A"),  the general partner of AIF3 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      2,652,130  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  and 319,298 are directly  owned by Accel Internet Fund
                                      III L.P.  ("AIF3").  Breyer is a general  partner of Accel IV  Associates  L.P.
                                      ("A4A"),  the general  partner of A4, a general  partner of AI95, an officer of
                                      Accel Partners & Co. ("AC&P"),  the general partner of AK, a managing member of
                                      Accel VII Associates  L.L.C ("A7A"),  the general partner of A7, and a managing member of Accel  Internet Fund III  Associates  L.L.C.  ("AIF3A"),  the general partner  of AIF3 and may be deemed to have  shared  power to  dispose  of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,652,130

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           24.8%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 15 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Luke B. Evnin ("Evnin")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   1,055,639  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      20,511 are directly owned by Accel Keiretsu L.P. ("AK") and 46,416 are directly owned by Accel Investors `95 L.P. ("AI95"). Evnin is a general partner of Accel
                                      IV Associates L.P. ("A4A"),  the general partner of A4, and an officer of AP&C, the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      1,055,639  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      20,511 are directly owned by Accel Keiretsu L.P. ("AK") and 46,416 are directly owned by Accel Investors `95 L.P. ("AI95"). Evnin is a general partner of Accel
                                      IV Associates L.P. ("A4A"),  the general partner of A4, and an officer of AP&C, the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,055,639

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.9%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 16 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eugene D. Hill, III ("Hill")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   1,055,639  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      20,511 are directly owned by Accel Keiretsu L.P. ("AK") and 46,416 are directly owned by Accel Investors `95 L.P. ("AI95").  Hill is a general partner of Accel
                                      IV Associates L.P. ("A4A"),  the general partner of A4, and an officer of AP&C, the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      1,055,639  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      20,511 are directly owned by Accel Keiretsu L.P. ("AK") and 46,416 are directly owned by Accel Investors `95 L.P. ("AI95").  Hill is a general partner of Accel
                                      IV Associates L.P. ("A4A"),  the general partner of A4, and an officer of AP&C, the general  partner of AK, and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,055,639

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.9%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 17 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paul H. Klingenstein ("Klingenstein")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED
                                      1,035,128  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      and  46,416  are  directly  owned  by  Accel   Investors  `95  L.P.   ("AI95").
                                      Klingenstein  is a general  partner of Accel IV Associates  L.P.  ("A4A") and a general  partner of AI95 and may be deemed to have  shared  power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      1,035,128  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      and  46,416  are  directly  owned  by  Accel   Investors  `95  L.P.   ("AI95").
                                      Klingenstein  is a general  partner of Accel IV Associates  L.P.  ("A4A"),  the general  partner of A4 and a general  partner of AI95 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,035,128

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.7%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 18 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arthur C. Patterson ("Patterson")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF
                                      23,749  shares which are all directly  owned by Ellmore C.  Patterson  Partners
                                      ("ECPP").  Patterson is the sole general partner of ECPP and therefore has sole voting power.
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  319,298 are directly  owned by Accel Internet Fund III
                                      L.P.  ("AIF3")  and  157,895 are  directly  owned by Accel  Investors  '99 L.P.
                                      ("AI99").  Patterson is a general partner of Accel IV Associates L.P.  ("A4A"), the general partner of A4, a general partner of AI95, a co-owner and officer of
                                      Accel Partners & Co. ("AC&P"),  the general partner of AK, a managing member of
                                      Accel VII Associates L.L.C.  ("A7A"), the general partner of A7, and a managing member of Accel  Internet Fund III  Associates  L.L.C.  ("AIF3A"),  the general partner of AIF3 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 23,749  shares which are all directly  owned by Ellmore C.  Patterson  Partners
                                      ("ECPP").  Patterson is the sole general partner of ECPP and therefore has sole dispositive power.
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  and 319,298 are directly  owned by Accel Internet Fund
                                      III L.P.  ("AIF3") and 157,895 are directly  owned by Accel  Investors '99 L.P.
                                      ("AI 99").  Patterson is a general partner of Accel IV Associates L.P. ("A4A"), the  general  partner  of A4, a general  partner  of AI95,  an officer of Accel
                                      Partners & Co. ("AC&P"),  the general partner of AK, a managing member of Accel
                                      VII Associates L.L.C. ("A7A"), the general partner of A7, and a managing member of Accel Internet Fund III Associates L.L.C. ("AIF3A"),  the general partner of
                                      AIF3 and may be deemed to have shared power to dispose of these shares.

---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,833,774

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.5%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 19 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           G. Carter Sednaoui ("Sednaoui")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  319,298 are directly  owned by Accel Internet Fund III
                                      L.P.  ("AIF3")  and  157,895 are  directly  owned by Accel  Investors  '99 L.P.
                                      ("AI99").  Sednaoui is a general partner of Accel IV Associates  L.P.  ("A4A"), the general  partner of A4, a general partner of AI95,a co-owner and an officer of Accel Partners & Co. ("AC&P"),  the general partner of AK, a managing member of Accel VII Associates L.L.C.  ("A7A"),  the general partner of A7, a managing member of Accel  Internet Fund III  Associates  L.L.C.  ("AIF3A"),  the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                  -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  319,298 are directly  owned by Accel Internet Fund III
                                      L.P.  ("AIF3")  and  157,895 are  directly  owned by Accel  Investors  `99 L.P.
                                      ("AI99").  Sednaoui is a general partner of Accel IV Associates  L.P.  ("A4A"), the general  partner of A4, a general  partner of AI95,  a general  partner and officer of Accel Partners & Co. ("AC&P"), the general partner of AK, a managing member of Accel VII Associates  L.L.C.  ("A7A"),  the general  partner of A7, a managing  member of Accel Internet Fund III Associates  L.L.C.  ("AIF3A"),  the
                                      general  partner  of AIF3,  and a general  partner of AI99 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,810,025

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.3%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 20 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James R. Swartz ("Swartz")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                    2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  319,298 are directly  owned by Accel Internet Fund III
                                      L.P.  ("AIF3")  and  157,895 are  directly  owned by Accel  Investors  '99 L.P.
                                      ("AI99").  Swartz is a general partner of Accel IV Associates L.P. ("A4A"), the general  partner of A4, a general  partner of AI95,  a co-owner  and officer of
                                      Accel Partners & Co. ("AC&P"),  the general partner of AK, a managing member of
                                      Accel VII  Associates  L.L.C.  ("A7A"),  the general  partner of A7, a managing member of Accel  Internet Fund III  Associates  L.L.C.  ("AIF3A"),  the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                  -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      2,810,025  shares, of which 988,712 are directly owned by Accel IV L.P. ("A4"),
                                      46,416 are directly  owned by Accel  Investors  '95 L.P.  ("AI95"),  20,511 are directly owned by Accel Kieretsu L.P.  ("AK"),  1,277,193 are directly owned by
                                      Accel VII L.P.  ("A7"),  319,298 are directly  owned by Accel Internet Fund III
                                      L.P.  ("AIF3")  and  157,895 are  directly  owned by Accel  Investors  '99 L.P.
                                      ("AI99").  Swartz is a general partner of Accel IV Associates L.P. ("A4A"), the general  partner of A4, a general partner of AI95, an officer of Accel Partners
                                      & Co.  ("AC&P"),  the  general  partner of AK, a  managing  member of Accel VII
                                      Associates  L.L.C.  ("A7A"),  the general  partner of A7, a managing  member of
                                      Accel Internet Fund III Associates  L.L.C.  ("AIF3A"),  the general  partner of
                                      AIF3,  and a general  partner of AI99 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,810,025
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.3%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------------------------------------------

                                                    Page 21 of 27

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------
---------- ---------------------------------------------------------------------------------------------------------

           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Peter Wagner ("Wagner")
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable

---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen

---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    -0-
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED
                                      1,754,386  shares,  of which  1,277,193  are  directly  owned by Accel VII L.P.
                                      ("A7"), 319,298 are directly owned by Accel Internet Fund III L.P. ("AIF3") and
                                      157,895 are directly owned by Accel  Investors '99 L.P.  ("AI99").  Wagner is a managing member of Accel VII Associates L.L.C.  ("A7A"), the general partner of
                                      A7, a managing member of Accel Internet Fund III Associates  L.L.C.  ("AIF3A"),
                                      the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                   -0-
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      1,754,386  shares,  of which  1,277,193  are  directly  owned by Accel VII L.P.
                                      ("A7"), 319,298 are directly owned by Accel Internet Fund III L.P. ("AIF3") and
                                      157,895 are directly owned by Accel  Investors '99 L.P.  ("AI99").  Wagner is a managing member of Accel VII Associates L.L.C.  ("A7A"), the general partner of
                                      A7, a managing member of Accel Internet Fund III Associates  L.L.C.  ("AIF3A"),
                                      the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,754,386

---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.4%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN

---------- ---------------------------------------------------------------------------------------------------------

1.       ITEM 1.  SECURITY AND ISSUER.

         Common Stock of Hybrid Networks, Inc.

         The principal executive offices of Hybrid Networks, Inc. are located at 6409 Guadalupe Mines Road, San Jose, California 95120.

2.       ITEM 2.  IDENTITY AND BACKGROUND.

         (a) This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Accel VII L.P., a Delaware limited partnership ("A7"), Accel VII Associates L.P., a Delaware limited liability company ("A7A") and the general partner of A7, Accel Internet Fund III L.P., a Delaware limited partnership ("AIF3"), Accel Internet Fund III Associates L.L.C., a Delaware limited liability company ("AIF3A") and the general partner of AIF3, Accel Investors '99 L.P., a Delaware limited partnership ("AI99"), Accel Partners and Co. Inc. ("AP&C"), ACP Family Partnership L.P., a California limited partnership and managing member of A7A and a managing member of AIF3A ("ACPFLP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A and managing member of A7A and a managing member of AIF3A, James
W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a general partner of AI95, a general partner of AI99, a managing member of A7A and a managing member of AIF3A, Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C and a general partner of AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A, an officer of AP&C, and a general partner of AI95, Paul
H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI95, Arthur C. Patterson ("Patterson"), a general partner of A4A, a co-owner and an officer of AP&C, a general partner of AI99, a general partner of AI95, a managing member of A7A and a managing member of AIF3A, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a general partner of AI99, a general partner of AI95 and a managing member of A7A, James R. Swartz ("Swartz"), a general partner of A4A, a co-owner and an officer of AP&C, a general partner of AI95, a managing member of A7A, a managing member of AIF3A and a general partner of AI99 and J. Peter Wagner, a managing member of AIF3A, a managing member of A7A and general partner of AI99. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

         A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, and Swartz are the general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are the general partners of AI95 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI95. ACPFLP, SFP, Breyer, Sednaoui, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. ACPFLP, SFP, Breyer, Patterson, Sednaoui, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3. Patterson, Sednaoui, Swartz and Wagner are the general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99.

         A4, A4A, AK, AI95, A7, A7A, AIF3, AIF3A, AI99, and SFP are Delaware limited partnerships. ACPFLP is a California limited partnership. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens. Each of the foregoing are referred to as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) The principal business offices of the Reporting Persons are located at 428 University Avenue, Palo Alto, CA 94301

         (c) Accel Partners and its affiliates are private investment funds whose principal business includes investing in early-stage technology companies for its account.

         (d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order (i) enjoining future violations

--------------------------------------------------------------------------------
of, or prohibiting or mandating activities subject to, Federal or State securities laws or (ii) finding any violation with respect to such laws.

         (f) A4, A4A, AK, AI95, A7, A7A, AIF3, AIF3A, AI99 and SFP are Delaware limited partnerships. ACPFLP is a California limited partnership. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens. Each of the foregoing are referred to as a "Reporting Person" and collectively as the "Reporting Persons."

3.       ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not Applicable.

4.       ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons purchased the Common Stock based on their belief that they represented an attractive investment opportunity. The acquisition of the Common Stock was made in the ordinary course of business and was not made for the purpose of acquiring control of the Issuer.

         Depending upon overall market conditions, other investment opportunities available to the Reporting Persons and the availability of securities of the Company at prices that would make the purchase of additional securities of the Company desirable, Accel Partners and its affiliates (including the Reporting Persons) may endeavor to increase their position in the Issuer through the purchase of additional securities of the Company on the open market or in private transactions, through a tender offer or otherwise, on such terms and at such times as Accel Partners and its affiliates (including the Reporting Persons) may deem advisable.

         The Reporting Persons do not have any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) through (j) of Item 4 of Schedule 13D except as set forth herein or such as would occur upon completion of any of the actions discussed above. The Reporting Persons intend to review their investment in the Issuer on a continuing basis and, depending on various factors, including the Issuer's financial position and investment strategy, the price levels of the Common Stock, conditions in the securities markets and general economic and industry conditions, may in the future take such actions with respect to its investment in the Issuer as it deems appropriate, including purchasing additional shares of Common Stock or selling some or all of the Common Stock, or to change its intentions with respect to any and all matters referred to in Item 4.

5.       ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  (a)      Amount beneficially owned.

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

                  (c) No Reporting Person effected any transactions other than those set forth in Items 3 and 4 above.

                  (d) No person other than the Reporting Person is known to the Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of the shares of Common Stock of the Issuer owned by the respective Reporting Person.

                  (e)      Not Applicable.


6.         ITEM 6.        CONTRACTS,     ARRANGEMENTS,     UNDERSTANDINGS     OR
                          RELATIONSHIPS WITH RESPECT TO THE ISSUER.

                           Not Applicable.


7.         ITEM 7.         MATERIALS TO BE FILED AS EXHIBITS.

                           Exhibit A:  Agreement of Joint Filing.
                           Exhibit B:  Reference   to   G. Carter   Sednaoui  as
                           Attorney-in-Fact.


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March __, 2000

Entities:           Accel IV L.P.
                    Accel IV Associates L.P.
                    Accel Keiretsu L.P.
                    Accel Investors '95 L.P.
                    Accel VII L.P.
                    Accel VII Associates L.P.
                    Accel Internet Fund III L.P.
                    Accel Internet Fund III Associates L.P.
                    Accel Investors '99 L.P.
                    Accel Partners and Co. Inc.
                    ACP Family Limited Partnership
                    Swartz Family Partnership L.P.

                                                     By:  /s/ G. Carter Sednaoui
                                                     ---------------------------

                               G. Carter Sednaoui,
                            Attorney-in-fact for the
                              above-listed entities

Individuals:        James W. Breyer
                    Luke. B. Evnin
                    Eugene D. Hill, III
                    Paul H. Klingenstein
                    Arthur C. Patterson
                    G. Carter Sednaoui
                    James R. Swartz
                    J. Peter Wagner

                                                     By:  /s/ G. Carter Sednaoui
                                                     ---------------------------

                               G. Carter Sednaoui,
                            Attorney-in-fact for the
                            above-listed individuals


--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  28
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact        29



--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Hybrid Networks, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B

               Reference to G. Carter Sednaoui as Attorney-in-Fact

         G.   Carter   Sednaoui   has   signed   the   enclosed   documents   as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.